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                                                                    Exhibit 99.1

            UNITED INVESTORS REALTY TRUST (NASDAQ: UIRT; PCX: UIR)
                     NEWS RELEASE - THURSDAY, MAY 31, 2001

Contact:  R. Steven Hamner
Vice President - Chief Financial Officer
United Investors Realty Trust
(713) 260-1443

UNITED INVESTORS REALTY TRUST TO MERGE WITH EQUITY ONE

MAY 31, 2001 - UNITED INVESTORS REALTY TRUST (NASDAQ: UIRT; PACIFIC: UIR), a shopping center real estate investment trust (REIT), announced today that it has entered into an agreement to merge with Equity One Inc. (NYSE: EQY), also a REIT. Shares of United Investors will be convertible, at the option of the shareholder, subject to certain limitations, into cash or shares of Equity One at a rate of $7.30 per share, without interest. The agreement provides for proration of cash and shares so that approximately 50% of the merger consideration will be paid in cash and approximately 50% in shares of Equity One. The merger, subject to certain conditions including shareholder approval, is expected to close in the fourth quarter of this year. Shares of United
Investors closed yesterday at $5.98.   Shares of Equity One closed yesterday at
$12.12.

Robert W. Scharar, United Investors' Chairman and CEO, commented, "This transaction represents the culmination of our efforts to maximize value to our shareholders. The $7.30 per share value represents a premium of approximately 22% to our current share price and 69% to our share price of $4.31 immediately prior to our announcement in January that we were exploring strategic alternatives. We are especially pleased that this transaction will allow our shareholders the opportunity to participate in the anticipated growth of Equity One, Inc. During recent months, we have been impressed with Equity One's management, growth plans, and prospects."

Scharar continued, "Our merger with Equity One, along with their recently announced proposed acquisition of CentreFund U.S., Inc., will create a preeminent shopping center REIT with high quality assets predominantly in Florida and Texas. Both companies know these high-growth markets well, and the concentration of our combined assets in these states creates further growth opportunities." If both transactions are completed, Equity One will own 86 properties with 8.7 million square feet of gross leaseable area, and have estimated total assets of over $678 million.

First Union Securities, Inc., acted as financial advisers to United Investors in the transaction and provided a fairness opinion to United Investors.

United Investors Realty Trust is a Houston-based equity real estate investment trust and owns interests in 24 neighborhood and community shopping centers in Texas (15), Florida (5), Arizona (3), and Tennessee (1). United Investors' common shares of beneficial interest trade in the NASDAQ Stock Market under the ticker symbol, "UIRT," and on the Pacific Exchange under the symbol, "UIR."

Equity One, Inc. (NYSE:EQY) is a self-administered, self-managed real estate investment trust that principally acquires, renovates, develops and manages community and neighborhood shopping centers anchored by national and regional supermarket chains. The Company's portfolio currently consists of 33 properties, primarily located in metropolitan areas of Florida; they include 24 supermarket-anchored shopping centers, 1 drug store-anchored shopping center, 2 other retail-anchored shopping centers, 5 commercial properties and 1 development site. Following the closing of the CEFUS transaction, Equity One will own a total of 61 properties, primarily located in the metropolitan areas of Florida and Texas; they include 39 supermarket-anchored shopping centers, 2 drug store-anchored shopping center, 13 other retail-anchored shopping centers, 6 commercial properties, 1 development site and interest in 9 joint venture properties. For more information please visit Equity One's website at www.equityone.net.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding United Investors Realty Trust's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Examples of such risks and uncertainties include, but are not limited to, changes in interest rates, the ability of the Company to secure financing, the ability of the Company to execute appropriate strategies, including the potential sale of the Company or substantially all of its assets, resolution of litigation, increased competition for acquisition of new properties, unanticipated expenses and delays in acquiring properties, potential sales prices and timing of sales related to dispositions of properties, changes in occupancy rates and the financial strength of tenants in the Company's centers, and regional, local, and national economic and business conditions.